1 Aspen Technology, Inc. Board of Directors Compensation Policy Adopted October 14, 2024 Eligibility for Director Compensation  Except as set for the below, members of the Board of Directors (the “Board”) of Aspen Technology, Inc. (the “Company”) receive the compensation described below for their service on the Board.  Board members who also serve as members of management of the Company or Emerson Electric Co. are not eligible for compensation for their service on the Board. Director Compensation  The Company pays an annual cash retainer of $80,000 to each director. Payments are made in advance in equal quarterly installments. If a director joins the Board after the beginning of a quarter, the director will receive a pro-rated portion of the annual cash retainer.  In addition to the annual cash retainer, Board and committee chairs receive additional annual cash retainers as follows: o Board Chair - $100,000 o Audit Committee Chair - $15,000 o Human Capital Committee Chair - $15,000 o Nominating and Corporate Governance Committee Chair - $7,500 o M&A Committee Chair - $15,000 o Related Party Transaction Committees Chair – $7,500  Each director also will receive an annual grant of restricted stock units (“RSUs”) with a grant date value of $240,000 (the “Annual RSU Award”). The Annual RSU Award will be issued on the first trading day of the fiscal year and vest on the last trading day of the fiscal year, subject to continual service by the director during that period. o A director who joins the Company during a fiscal year will receive a grant pro-rated from the initial date of appointment through the end of the fiscal year. o Directors are responsible for all tax payments resulting from the vesting of an Annual RSU Award. New Director Grant  Each new director will receive a one-time, initial grant of RSUs with a grant date value of $200,000 on the fifth trading day after the director commences their service on the Board (the “Initial RSU Award”).

2 o One-third of the Initial RSU Award will vest on the first anniversary of the grant date and in eight equal quarterly installments thereafter on the last trading day of the quarter beginning on the last trading day of the quarter of the first anniversary. o Directors are responsible for all tax payments resulting from the vesting of the Initial Award. Cessation of Board membership (other than following a Control Event)  Upon cessation of Board membership, the Company will accelerate the vesting of the Annual RSU Award or the Initial RSU Award through the last date of service as a member of the Board.  The Company does not “claw back” cash retainers paid at the beginning of the quarter in which the director resigns or departs the Board. Death or Disability of a Director  The Annual RSU Award and Initial RSU Award will accelerate and vest through the date of the death or disability of the director.  The Company does not “claw back” cash retainers paid at the beginning of the quarter in which the director dies or becomes disabled. Cessation of Board membership following a Control Event Upon cessation of Board membership (other than as a result of a resignation by the director) within the one year period following the occurrence of a Control Event (a "Covered Termination"), the Company will accelerate the vesting of the Annual RSU Award or the Initial RSU Award with respect to the portion of those awards which would have become vested in the one year period immediately following the Covered Termination had the director remained a Board member. A "Control Event" will occur when EMR Worldwide, Inc. and its affiliates hold 90% or more of either (x) the then-outstanding shares of common stock of the Company or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors. Note: if equity grants cannot be made due to legal and/or regulatory restrictions, the grants will be delayed until a date as soon as practicable following the removal or lapse of such restrictions.